Exhibit 99.1

David Marberger Appointed Chief Financial Officer of Prestige Brands Holdings, Inc.

Tarrytown, NY, October 28, 2015—Prestige Brands Holdings, Inc. (NYSE-PBH), a leading marketer of over-the-counter healthcare products, today announced the appointment of David Marberger to the position of Chief Financial Officer for the Company.

Mr. Marberger fills the CFO role formerly held by Ron Lombardi, who was named President and Chief Executive Officer on June 1, 2015.

Mr. Marberger brings Prestige more than 20 years of financial, operational, M&A and retail channel experience for consumer product companies. He joins the company from Godiva Chocolatier, Inc., where he served as Senior Vice President and Chief Financial Officer for seven years. Prior to that, he held positions of increasing financial responsibility with Tasty Baking Company, where he served as Executive Vice President and Chief Financial Officer, and Campbell Soup Company, where he last held the position of Vice President, Finance, Food and Beverage Division. Mr. Marberger holds an MBA from The Wharton School, The University of Pennsylvania, and a BBA from the University of Massachusetts. He is a Certified Public Accountant.

In making the announcement, Ron Lombardi commented, “We are very pleased to have Dave as a key member of the Prestige management team. He is an accomplished leader with extensive financial experience for both public and private companies in the consumer products space both domestically and internationally. We believe his experience will enhance our management team and he will be a meaningful contributor to the growth and expansion of our business.”

“I am extremely excited to join Prestige Brands, a leading over-the-counter consumer products company known for its strong marketing, sales and brand-building expertise,” Mr. Marberger said. “I am looking forward to being part of a solid management team and continuing to strengthen the excellent financial foundation the team has built. The Company’s growth over the past 6 years has been most impressive, and I look forward to continuing to manage our resources appropriately to drive growth, profitability, innovation and shareholder value,” he said.

Exhibit 99.1

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter healthcare and household cleaning products throughout the U.S., Canada, and Australia and in certain other international markets. Core brands include Monistat® women’s health products, Nix® lice treatment, Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, Little Remedies® pediatric products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada.

Contact: Dean Siegal

914-524-6819